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     NEWS                                          For Release: January 23, 2003

                     BANK OF GRANITE AMENDS MERGER AGREEMENT
                      WITH CHARLOTTE'S FIRST COMMERCE BANK

     Bank of Granite Corporation and First Commerce Corporation have amended their definitive merger agreement originally signed December 18, 2002, according to John A. Forlines, Jr., Chairman and Chief Executive Officer of Bank of Granite, and Wesley W. Sturges, President and CEO of First Commerce.

     The agreement was amended as a result of First Commerce receiving an unsolicited offer from an out of state financial institution after announcing the signing of the definitive agreement to merge with the Bank of Granite. Under the terms of the amended agreement, Bank of Granite will issue 529,301 shares and $9,562,611 cash to First Commerce shareholders, for a total deal value of approximately $21.1 million. For each share owned, First Commerce shareholders will be entitled to select either (i) $18.73 cash; (ii) a combination of cash and stock; or (iii) 100% stock, subject to pro rata allocations described in the agreement. The number of shares to be issued by Bank of Granite has been reduced by 142,311 shares (approximately 21%) to equal approximately 50% of the merger consideration. The transaction is intended to continue to qualify as a tax-free reorganization under 368(a) of the Internal Revenue Code.

     Mr. Forlines noted that, pursuant to its previously announced share repurchase program, Bank of Granite Corporation intends to continue to purchase its common stock subject to market conditions and compliance with applicable legal requirements.

     Mr. Forlines said that the restructured transaction continues to be an attractive strategic acquisition for Bank of Granite, and he noted that, because of the reduction in the number of shares to be issued in the transaction, the financial impact on Bank of Granite's earnings per share is not expected to differ materially from the anticipated impact under the previously-announced transaction terms. The parties reiterated that they hope to consummate the merger by the end of the second quarter of 2003.

                                    * * * * *

For further information, contact:

John A. Forlines, Jr., CEO                        Wesley W. Sturges, CEO
Bank of Granite Corporation                       First Commerce Corporation
828 496-2024                                      704 945-6561
jaforlines@bankofgranite.com                      wsturges@firstcommercebank.com

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     The  discussions  included in this release  contain  statements that may be deemed forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of the Company's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.


Bank of Granite Corporation, PO Box 128, Granite Falls, NC 28630

                                                           www.bankofgranite.com

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